UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 2, 2008

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

We previously have reported that credit concerns in the capital markets have reduced significantly our ability to liquidate auction-rate securities we hold. These securities are classified as long-term available-for-sale securities on our balance sheet.

Our auction-rate securities holdings have a par value of approximately $169.8 million. At the end of our first quarter of fiscal 2008 our auction-rate securities holdings had a fair-value of $90.2 million as a result of $79.6 million other-than-temporary impairment charges we recorded on our auction-rate securities holdings at the end of both fiscal 2007 and the first quarter of fiscal 2008.

In our quarterly report on Form 10-Q for the three months ended Feburary 1, 2008 we reported that we expect to take an additional other-than-temporary impairment charge at the end of our second quarter of fiscal 2008 (i.e., May 2, 2008). At that time we estimated the additional impairment at the end of our second quarter would be at least $7.0. This estimate was based on account statements dated February 29, 2008 that we received from the firms managing these investments.

We recently received account statements dated March 28, 2008 from the firms managing our investments. Based upon our analysis of these statements as well as a pattern of valuation decreases reflected in past statements, we presently estimate the amount of the other-than-temporary impairment charge on our auction-rate securities to be recorded at the end of our second fiscal quarter will be between $12.0 million and $22.0 million. This updated estimate for our second fiscal quarter is subject to change. At this time we expect to provide the final amount of other-temporary-impairment for our auction-rate securities holdings for our second quarter when we announce our earnings for the quarter.

The fair value of the auction-rate securities we hold could decrease or increase significantly in the future based on market conditions. At present, we expect that we will continue to assess the fair value of our auction-rate securities based on our analysis of account statements we receive from the firms managing these investments. We will not be able to liquidate any of our auction-rate securities holdings until either a future auction is successful or, in the event secondary market sales become available, until we decide to sell the securities in a secondary market. A secondary market sale of any of these securities could take a significant amount of time to complete and could potentially result in a further loss. To date, all of our auction-rate security investments have made their scheduled interest payments based on par value. In addition, the interest rates have been set to the maximum rate defined for the issuer. To date one of our investments in auction-rate securities has been downgraded. As we previously disclosed in our quarterly report on Form 10-Q for our first quarter of fiscal 2008, this investment was downgraded from AA+ to CC by Standard & Poor’s effective March 4, 2008. Our investment in this security has a par value of $16.8 million and had an estimated fair value of $0.8 million at the end of our first quarter of fiscal 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

April 8, 2008	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer